Exhibit 99.1

PROXY

FCSTONE GROUP, INC.

Special Meeting of Stockholders

, 2005, at 10:00 a.m.

West Des Moines Marriott

1250 74th Street, West Des Moines, Iowa

You, the undersigned, hereby appoint Bruce Krehbiel, Paul G. Anderson, Robert V. Johnson and David A. Bolte, and each of them, as Proxies, with full power of substitution, to vote all shares of FCStone Group, Inc. (the “Company”) Class A Common Stock, Class B Common Stock and Preferred Stock held by you on January 3, 2005, at the Special Meeting of Stockholders of FCStone Group, Inc. (the “Company”) to be held on March 1, 2005 at 10:00 a.m. local time, at the West Des Moines Marriott, 1250 74th Street, West Des Moines, Iowa, and any and all adjournments or postponements thereof. They will vote exactly as you have indicated on this Proxy. However, if you do not indicate on this proxy how you would like your shares to be voted, the proxy will be voted FOR approval of the restructuring of the Company and according to the discretion of the proxies on any other matters that may properly come before the meeting.

This Proxy is being solicited by the Board of Directors of the Company for the Special Meeting to be held on March 1, 2005. The Board recommends that you vote FOR approval of the restructuring of the Company.

1.	To approve the restructuring of the Company by approving the Amended and Restated Articles of Incorporation and the Plan of Conversion attached as Appendix A to the Company’s Proxy Statement-Prospectus dated , 2005.

☐ FOR                           ☐ AGAINST                          ☐ ABSTAIN

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, in the discretion of the proxy holder.

☐ GRANT                      ☐ WITHHOLD

This proxy will be voted at the Special Meeting of Stockholders or any adjournment or postponement thereof. If no specifications are made, this proxy will be voted FOR Proposal No. 1. This proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

*Mailing Label w/ Shareholder Name and Address	SHARES HELD Class A Common Class B Common Preferred	Date: , 2005 _________________________________ (Signature) _________________________________ (Please print your name)

Please sign name as fully and exactly as it appears hereon. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. You may revoke your proxy with respect to any proposal at any time prior to completion of the vote, by following the procedures set forth in the accompanying Proxy Statement-Prospectus.

PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY IN THE RETURN ENVELOPE PROVIDED TO KPMG LLP, PO BOX 772, Des Moines, IA 50303-9979.